Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

            This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of September 3, 2019 (the “Award Date”) by and between SunOpta Inc., a Canadian corporation (the “Company”), and Scott Huckins (the “Recipient”).

            IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following:

            1.        Award and Terms of Restricted Stock Units. The Company awards to the Recipient 173,319 restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement and the Employment Agreement. This Award is not, and shall not be deemed to be, granted under or subject to the terms of the Company’s Amended 2013 Stock Incentive Plan or any other plan. This Award is granted pursuant to the terms of the Executive Employment Agreement dated August 30, 2019 between the Company and the Recipient (the “Employment Agreement”) and in the event of any inconsistency between this Agreement and the Employment Agreement as to timing of vesting or any other provision, the terms of the Employment Agreement shall control and apply.

                        (a)        Rights under Restricted Stock Units. A restricted stock unit (an “RSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one common share of the Company (“Common Shares”) for each RSU.

                        (b)        Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. One-third of the RSUs shall vest on each of the first three (3) anniversaries of the Award Date (each, a “Vesting Date”) if the Recipient is an employee of the Company on that Vesting Date and has been employed by the Company continuously from the Award Date to that Vesting Date.

                        (c)        Termination of Employment. Except as provided in (i), (ii) and (iii) below and the Employment Agreement, if Recipient’s employment by the Company is terminated at any time prior to the final Vesting Date, the Recipient shall not be entitled to receive any shares underlying any RSUs that are not vested as of the date of termination.

            (i)        Total Disability. If the Recipient’s employment with the Company is terminated at any time prior to the final Vesting Date because of Total Disability (as defined in the Employment Agreement), all unvested RSUs shall immediately vest upon the determination of Total Disability and be settled in accordance with the terms of this Agreement.

            (ii)        Death. If the Recipient’s employment with the Company is terminated at any time prior to the final Vesting Date because of death, all unvested RSUs shall immediately vest as of the date of death and be settled in accordance with the terms of this Agreement.

            (iii)        Termination without Cause. If the Recipient’s employment by the Company is terminated by the Company without Cause at any time prior to the final Vesting Date, the RSUs shall be treated in accordance with Section 5.3 of the Employment Agreement. If a Release is not executed by the Recipient in accordance with the Employment Agreement or any other applicable provision of the Employment Agreement is not complied with by the Recipient prior to the effective date of the Release, the Recipient shall not be entitled to receive any shares underlying any RSUs that are not vested as of the date of employment termination. For the purposes of this Agreement, “Cause,” and “Release” shall have the meanings set forth in Employment Agreement.

                        (d)        Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive any Common Shares to which the Recipient is entitled under this Agreement if the Recipient dies before delivery of such Common Shares by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Shares shall be delivered as directed by the personal representative of the Recipient’s estate.

                        (e)        No Voting Rights or Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Shares underlying the RSUs until the underlying Common Shares are issued to the Recipient. The Recipient will not be entitled to receive cash payments representing any cash dividends paid with respect to the Common Stock underlying the RSUs.

                        (f)        Delivery Date for the Shares Underlying the RSUs. Following each Vesting Date of the RSUs, the Company shall issue shares underlying the vested RSUs to the Recipient on a date determined by the Company within 60 days of such vesting; provided, however, that if the Recipient is obligated to deliver a Release in accordance with Section 1(c)(iii) and if the Recipient’s Termination Date (as defined and determined pursuant to the Employment Agreement) occurs during the last 40 days of the calendar year, the payment shall in no event be made earlier than the first business day of the succeeding calendar year.

                        (g)        Taxes and Tax Withholding.

            (i)        The Award is subject to applicable tax withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company to satisfy all federal, state, provincial and other tax withholding obligations. In this regard, the Recipient authorizes the Company and its agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

            (1)        withholding from the Recipient’s other cash compensation paid by the Company; or

            (2)        withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company on the Recipient’s behalf pursuant to this authorization; or

            (3)        withholding in Common Shares to be issued upon vesting/settlement of the RSUs.

            (ii)        If the withholding obligation is satisfied by withholding Common Shares, for tax purposes the Recipient will be deemed to have been issued the full number of Common Shares subject to the vested RSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of satisfying the withholding.

            (iii)        The Recipient agrees to pay to the Company any amount the Company may be required to withhold as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if the Recipient fails to comply with these obligations.

            (iv)        The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of the United States can or will be made with respect to the RSUs.

                        (h)        Stock Splits, Stock Dividends. If the outstanding Common Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the RSUs so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Securities issued in respect of or exchanged for shares issued hereunder that are subject to restrictions (including vesting and forfeiture provisions) shall be subject to similar restrictions unless otherwise determined by the Board of Directors in its discretion. Notwithstanding the foregoing, the Company shall have no obligation to affect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company. Any such adjustments made by the Company shall be conclusive.

                        (i)        Mergers, Etc. If, while any unvested RSUs are outstanding, there shall occur a merger, consolidation, amalgamation or plan of exchange, in each case involving the Company pursuant to which outstanding Common Shares are converted into cash or other stock, securities or property (each, a “Transaction”), the Board of Directors, may, in its sole discretion, provide that the unvested RSUs shall be treated in accordance with any of the following alternatives:

            (i)        The RSUs shall be converted into restricted stock units to acquire stock of the surviving or acquiring corporation in the Transaction (with the vesting schedule applicable to the RSUs continuing with respect to the replacement award, unless otherwise accelerated as determined by the Board of Directors in its sole discretion), with the amount and type of shares subject thereto to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of shares following the Transaction, and disregarding fractional shares;

            (ii)        The RSUs shall be cancelled effective immediately prior to the consummation of the Transaction, and, in full consideration of the cancellation, the Company or the surviving or acquiring company shall pay to the Recipient at the time the RSUs would otherwise have vested (unless otherwise accelerated by the terms of the Employment Agreement or as determined by the Board of Directors in its sole discretion), with payment subject to continued employment of the Recipient by the Company or any acquiring or surviving company through such vesting date, an amount in cash, for each unvested RSU, equal to the value, as determined by the Board of Directors, of the Common Shares subject to the unvested RSUs, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of Common Shares following the Transaction or other consideration paid in the transaction to holders of Common Shares; or

            (iii)        The RSUs shall become vested in full and all unissued shares subject to the RSUs shall be issued immediately prior to the consummation of the Transaction.

            In the event the Board of Directors opts that the remaining RSUs shall be treated in accordance with (i) above, then the surviving or acquiring corporation in the Transaction must agree to all relevant provisions of the Employment Agreement pertaining to the RSUs.

            2.        Miscellaneous.

                        (a)        Entire Agreement; Amendment. This Agreement and the Employment Agreement constitute the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

                        (b)        Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

                        (c)        Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

                        (d)        Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

                        (e)        Governing Law; Jurisdiction and Venue. This Agreement will be interpreted under the laws of the state of Minnesota, exclusive of choice of law rules. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Minnesota.

                        (f)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SUNOPTA INC.	RECIPIENT

By: /s/ Jeff Gough	/s/ Scott Huckins
Name: Jeff Gough	Scott Huckins
Title: CHRO